GAIN Capital Announces Monthly Metrics for January 2015

Bedminster, New Jersey (February 10, 2015) - GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of January 2015.

Retail metrics

•	Retail OTC trading volume[1] of $279.6 billion, an increase of 18.4% from December 2014 and an increase of 30.3% from January 2014.

•	Average daily retail OTC trading volume of $13.3 billion, an increase of 24.1% from December 2014 and an increase of 36.5% from January 2014.

•	Active retail OTC accounts[2] of 96,154, an increase of 1.3% from December 2014 and a decrease of 1.3% from January 2014.

•	Futures contracts of 742,751, an increase of 14.1% from December 2014 and an increase of 53.0% from January 2014.

•	Average daily futures contracts of 35,369, an increase of 19.5% from December 2014 and an increase of 60.3% from January 2014.

•	Total funded accounts[3] of 135,340, an increase of 1.2% from December 2014 and an increase of 4.6% from January 2014.

Institutional metrics

•	Total institutional trading volume[4] of $451.1 billion, an increase of 11.2% from December 2014 and a decrease of 9.0% from January 2014.

•	Average daily institutional volume of $21.5 billion, an increase of 16.4% from December 2014 and a decrease of 4.7% from January 2014.

•	GTX trading volume[5] of $411.9 billion, an increase of 8.6% from December 2014 and a decrease of 5.8% from January 2014.

•	Average daily GTX volume of $19.6 billion, an increase of 13.7% from December 2014, and a decrease of 1.3% from January 2014.

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

1 U.S. dollar equivalent of notional amounts traded
2 Retail OTC accounts that executed a transaction during the last 12 months
3 Retail accounts that maintained a cash balance
4 U.S. dollar equivalent of notional amounts traded
5 U.S. dollar equivalent of notional amounts traded

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

Management Comment

“Following an extraordinary month in the currency markets, GAIN Capital has emerged in a strong position to gain market share and deliver future growth in our retail business.  Total funded accounts reached an all-time high of 135,430 in January, following a strong month in new client acquisition for our FOREX.com brand as retail traders sought out a high quality broker following the SNB event on January 15th. We also saw a significant increase in client activity amid overall more favorable market conditions, with retail average daily volume growing 24% month-over-month to reach a record high in January. Additionally, our strong balance sheet provides important financial flexibility, with funds significantly in excess of our regulatory capital requirements at January 31, 2015, meaning we are well capitalized and have the resources to pursue further growth,” said Glenn Stevens, CEO of GAIN Capital.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Investor Relations Contact
Hugh Collins and Lynn Morgen
MBS Value Partners
+1 212.750.5800
gain@mbsvalue.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com

Forward-Looking Statements:
In addition to historical information, this earnings release contains "forward-looking" statements that reflect management's expectations for the future.  The forward-looking statements contained in this earnings release include, without limitation, statements relating to GAIN Capital's expectations regarding the opportunities and strengths of the combined company created by the combination of GAIN and City Index, anticipated cost and revenue synergies as well as expected growth in financial and operating metrics, the strategic rationale for the business combination, including expectations regarding product offerings, growth opportunities, value creation, and financial strength. A variety of important factors could cause results to differ materially from such statements. These factors include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, including changes in regulation of futures companies, errors or malfunctions in our systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, including the successful integration of City Index, our ability to effectively compete in the OTC products and futures industries, changes in tax policy or accounting rules, fluctuations in foreign exchange rates and commodity prices, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally, and our ability to continue paying a quarterly dividend in light of future financial performance and financing needs. The forward-looking statements included herein represent GAIN Capital's views as of the date of this earnings release. GAIN Capital undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.